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                                                                    EXHIBIT 99.1

{HORIZON LOGO]

Date:  March 22, 2005

FOR IMMEDIATE RELEASE

Horizon Bancorp and Alliance Financial Corporation
 Agree to New Offer

Michigan City, Indiana - Horizon Bancorp ("Horizon"), the parent of Horizon Bank, National Association ("Horizon Bank"), and Alliance Financial Corporation ("Alliance"), parent of Alliance Banking Company ("Alliance Bank"), have re-negotiated their proposed merger resulting in an increased purchase price.

On February 25, 2005, Alliance and Horizon (NASDAQ symbol: HBNC) announced plans to merge their two companies. The companies signed a definitive agreement for Horizon to acquire Alliance through a statutory merger for approximately $11.7 million in cash. On March 10, 2005, Alliance received a higher offer from a Chicago area bank, and informed Horizon that it was inclined to accept it over Horizon's offer. On March 18, 2005, Horizon offered to increase its purchase price from approximately $11.7 million to $13.1 million in cash.

Alliance's Board of Directors approved the new offer on March 21, 2005. This new offer continues to be subject to regulatory and Alliance shareholder approval with closing anticipated to take place during the second or third quarter of 2005.

When the merger is consummated, the combined companies will have approximately $1.04 billion in total assets and will operate under the Horizon name. Horizon Bank will be the primary operating entity.

"The team at Horizon has continued to show their integrity in these dealings and a great respect for the employees and shareholders of Alliance," commented Paul
D. Oselka, Chairman and CEO for Alliance. Mr. Oselka added, "We believe Horizon's willingness to re-negotiate the merger reflects their strong commitment to serve the needs of the Alliance community - it's customers, employees and shareholders."

Horizon's President and CEO, Craig M. Dwight said, "The renegotiated price is a result of a third party offering a higher price shortly after we signed the definitive agreement and announced our offer to the public. As is customary in transactions such as these, Alliance's Board of Directors had the ability to accept an unsolicited third party offer if it felt the offer was better than the deal we had negotiated with them. Horizon made the counter offer to ensure it would be the successful bidder and to continue our expansion efforts along Southern Lake Michigan."

                                    - MORE -


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Pg 2 - Cont. Horizon and Alliance Re-Negotiate Merger


The original definitive agreement was amended to account for the higher price and included an increase in the break-up fee in order to minimize any future distractions.

Horizon Bancorp is a locally owned, independent, bank holding company serving northern Indiana and southern Michigan. Horizon offers banking, insurance, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart, South Bend and Merrillville, Indiana, and St. Joseph, Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ SmallCap Market under the symbol HBNC.

Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

                                      # # #

HORIZON CONTACTS:

James Foglesong                             219-873-2608
Chief Financial Officer

Craig M. Dwight                             219-873-2725
Chief Executive Officer

ALLIANCE CONTACTS:

Joe Migely                                  269-469-2265
President